EXHIBIT 10.6

ESCROW & COMPLIANCE ATTORNEY AGREEMENT

THIS ESCROW AGREEMENT (the "Agreement") is made and effective this 9th day of June, 2014 by and among Spotlight Innovation, Inc. ("Company"), Elco Securities, Ltd. ("Intermediary"), Catwalk Capital, LLC. ("Advisor"), Cristopher Grunewald (the "Shareholder(s)"), who is/are the holder(s) of 500,000 shares of Series C Supervoting Preferred Stock of Company (each an "Insider" and collectively "Insiders"), Jonathan Kramer ("Compliance Attorney"). Company, Intermediary, Advisor, Insiders, and Compliance Attorney are collectively referred to as "Parties".

RECITALS:

WHEREAS, Advisor, Intermediary, Insiders and Company have entered a series of agreements including a Memorandum of Terms ("MOT") numbered MOT 849207105 STLT and entered on June 9, 2014, a Unit Subscription Agreement ("USA") numbered USA 849207105 STLT entered on June 9, 2014 and an Account Management Agreement ("AMA") numbered AMA 849207105 STLT entered on June 9, 2014, under which Investor(s) will invest certain amounts of capital investment for the equity stock of the Company and Insiders will receive shares of common stock pursuant to a value added model, the MOT, USA and AMA are collectively referred to as the Offering Documents; and

WHEREAS, the parties wish to enter into this Compliance Attorney Agreement to appoint a Compliance Attorney to perform the duties described in the Section 4.5 IV.8.3 of the MOT; and

WHEREAS, the parties have asked Jonathan Kramer to act as Escrow Agent & Compliance Attorney for the receipt of the deposit of 500,000 shares of Company's super voting Class C Series Preferred Stock, described in Exhibit C to the MOT, par value $0.001 per share, (the “Certificate”), issued to the Shareholders (each an "Insider" and collectively "Insiders"); and

WHEREAS, the parties hereby acknowledge that the foregoing recitals are true and accurate.

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the adequacy of which is hereby acknowledged by the parties, intending to be legally bound, the parties hereby agree as follows:

Section I. Appointment and Formation

1.1. Appointment of Compliance Attorney and Fees for Compliance Attorney. The Parties hereby appoint Jonathan Kramer as the Compliance Attorney to perform the duties and obligations set forth herein. The Compliance Attorney accepts the appointment and agrees to manage the shares in escrow in accordance with the terms contained herein. Company shall pay a fee of $1,000.00 to Compliance Attorney upon the entry of this Agreement as Escrow Fee.

1.2. Escrow Establishment. The Compliance Attorney shall receive the Certificate of 500,000 shares of Company's Series C Preferred Stock, par value $0.001 per share and shall hold those shares in escrow and subject to the terms of this agreement. The Certificate representing the escrowed Series C Preferred Stock ("Certificate" and collectively "Certificates") shall be accompanied by proper documentation to allow the Compliance Attorney to fulfill their obligations under Section II of this Agreement such as Stock Powers.

1.3. Escrow Instructions. The Compliance Attorney shall hold the Preferred C Share Certificates, stock power(s) and accompanying documents for the term of the USA dated June 9, 2014, AMA dated June 9, 2014, and MOT dated June 9, 2014 until the Investment Term as described in the MOT 849207105 STLT has been satisfied. The Compliance Attorney shall secure the Certificates and accompanying paperwork in safekeeping. The Compliance Attorney may also receive instructions from the Company or the Advisor regarding the deposited Certificate pursuant to the Compliance Attorney Agreement.

1.4. Compliance Agreement Establishment.

a. All communications to Compliance Attorney shall be in writing, delivered by US Mail, facsimile and/or electronic mail.

b. Compliance Attorney's duties hereunder may be altered, amended, modified or revoked only by a written agreement signed by all of the Parties hereto.

c. Compliance Attorney shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. Compliance Attorney shall not be personally liable for any act any Party (Company, Intermediary, Advisor, and Insiders) may do or omit to do hereunder, whether as Compliance Attorney or as attorney in fact for any Party while acting in good faith, and any act done or omitted by a Party pursuant to the advice of its own attorneys shall be conclusive evidence of such good faith.

d. Compliance Attorney shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

e. If Compliance Attorney reasonably requires other or further instruments in connection with this Agreement or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

f. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the items held by the Compliance Attorney hereunder, it is authorized and directed to retain in its possession without liability to anyone all or any part of said items until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but he shall be under no duty whatsoever to institute or defend any such proceedings.

1.5. Interpleader. In the event Compliance Attorney shall be uncertain as to its duties hereunder or Compliance Attorney is advised of a dispute between the parties, Compliance Attorney shall so advise the parties and Compliance Attorney shall hold all escrowed property pending resolution of the dispute. Compliance Attorney may also commence an interpleader action in any court of competent jurisdiction to seek adjudication of the rights of the parties. The Company shall be jointly and severally liable for the costs and expenses, including reasonable attorney’s fees associated with the bringing of such interpleader action.

1.6. Indemnification of Compliance Attorney. Company, Insiders and Advisor jointly and severally covenant and agree to indemnify, defend and hold Compliance Attorney harmless, without limitation, from and against any loss, liability, claim, demand, expense or cause of action, of any nature whatsoever, incurred by Compliance Attorney, arising out of or in connection with this Agreement or in connection with the performance of his duties as Compliance Attorney, including, but not limited to, legal fees and other costs and expenses of defending or preparing to defend against any such claim or liability, unless such claim or liability arises out of the willful misconduct or gross negligence of the Compliance Attorney. In addition, the parties agree to jointly and severally agree to indemnify Compliance Attorney for any tax liabilities, interest and penalties as well as any other governmentally imposed charge, which result from his activities as Compliance Attorney. In no event shall the Compliance Attorney be liable for indirect, special or consequential damages.

1.7. Miscellaneous. This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall be governed by the laws of the State of Iowa, without reference to conflict of laws principles. By execution and delivery of this Agreement, the parties agree and accept that any legal action or proceeding brought with respect to this Agreement shall be brought in the State of Iowa or the United States District Court, for the Southern District of Iowa, and the parties expressly waive their right to a trial by jury and any objection to personal jurisdiction, venue or forum non conveniens. These agreements contain the entire agreement between the parties with respect to the subject matter hereof: MOT 849207105 STLT, USA 849207105 STLT, AMA 849207105 STLT and CSW 849207105 STLT A-AJ. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision hereof. If any provision of this Agreement shall be held to be invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless remain in full force and effect as if the unenforceable portion or portions were deleted. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.

1.8. Facsimile. The parties agree that one or more signed facsimile copies of this Agreement shall be deemed to be original signatures.

1.9. Notice. For purposes of this agreement the Parties shall deliver notice to each other via certified mail or similar commercial delivery system at the addresses shown below unless otherwise modified by such party in writing:

To: Company
Spotlight Innovation, Inc.
6750 Westown Pkwy, Suite 200-226
West Des Moines, IA 50266

To: Intermediary Elco Securities Ltd
Loyalist Plaza, Don Mackay Boulevard
PO Box AB-20377
Marsh Harbour, Abaco Bahamas

To: Advisor
Catwalk Capital, LLC
1730 LaBounty Rd Suite 3, #174
Ferndale, WA 98248

To: Compliance Attorney
Jonathan Kramer
Whitfield & Eddy, PLC
Email: Kramer@whitfieldlaw.com
& Certified Mail To:
317 6th Avenue, Suite 1200
Des Moines, IA 50309

Section II. Compliance Attorney Agreement

1. Appointment of Compliance Attorney and Compliance Attorney Fees. The Parties appoint Jonathan Kramer PLC to perform the duties and obligations of Compliance Attorney set forth herein. Jonathan Kramer accepts the appointment and agrees to manage the shares described in Section I and held in escrow in accordance with the terms contained herein. The fees for any activity taken by the Compliance Attorney according to this Compliance Attorney Agreement will be charged at an hourly rate of $300.00.

2. Compliance Description. The Compliance Attorney is retained by the Intermediary and Advisor to ensure the continued cooperation of the Company in matters related to the offering continuance and to ensure the Company has and continues to perform all necessary items called for in the Offering Documents.

3. Compliance Items. The Compliance Attorney will continue to monitor the following items and the Company's performance of such items and issues throughout the period of the offering until the equity Breakouts have been completed and the last Warrant Series is exercised or expires:

Should the Company be out of compliance with any of the following:

a.
Failure to file a Registration with the US Securities Exchange Commission ("SEC") within the given time period, covering the shares described in Section II.4, or any registration that may be necessary to continue the offer contemplated herein, or; 2.1 of the MOT, within 6 months of the Closing.

b.	Failure to provide proper documents necessary to deposit certificates, file continuing registrations to register any remaining common shares attached to the Units or warrants to this offering, or;
c.	Failure to provide legal opinions as needed for shares, proper documents to deposit certificates attached to this offering, or;
d.           Failure to provide legal opinions for shares attached to this offering, or;
e.	Failure of the Company to communicate with the Advisor to provide quarterly reports, resolve issues and maintain communications, or;
f.	Failure to maintain compliance with requirements set in the MOT, the USA or AMA, or;
g.	Failure to be a going concern by the filing of a petition for bankruptcy, either voluntarily or involuntarily, or, by the ceasing of business activity, or;
h.	Failure to meet the requirements of Section 4.10 and representations of the MOT, or, any of the subsections thereof, or;

Should the Company Institute any of the following:

a.	Attempted cancellation of certificates attached to this offering to force Breakup without the permission of the Investor(s), or;
b.	Institution of any suits to force a Breakup, or;
c.	Filing of any documents, statements, or, issuance of any press releases stating that the transaction is canceled or dissolved when in fact it is not, or;
d.
Filing of any disclosure notifications or dissemination of any press release stating that there is a negotiated settlement unless and until all deliveries necessary to make such settlement effective have been made, then;

4. Compliance Attorney Action. Immediately upon discovery of an instance of non-compliance, the Compliance Attorney shall demand, in writing, that the Company come into compliance within 30 days of receiving notice. During the 30 day Notice Period, the Company must communicate a plan to the Investor(s), through the Advisor with Notification to the Compliance Attorney, to rectify such non-Compliant situation. If the Investors have not agreed to such plan, or issued an extension to the Company, during the Notice Period, with notice to the Compliance Attorney of same, the Compliance Attorney shall transfer the super voting shares described in Section 1.2 to the Compliance Attorney. The Compliance Attorney will then have the power to take any action set forth in Section 4.5.3 of the MOT including:

a.	Transfer the Super Voting Shares to the Compliance Attorney, who may then;
b.	Institute a shareholder vote to:

i.	Force compliance through shareholder directives, or:
ii.	Call for a Shareholder vote to replace management should management be obstructionist or if the actions of management continue to leave the Company out of compliance, or:
iii.	Bring additional management or replace management as necessary to put a plan in place to force compliance, then:.

c.	Once compliance is reestablished, the Super Voting Shares will be transferred to the then Board of Directors in direct percentage proportion to the number of board seats. The new holders will be required to produce additional stock powers prior to this transference to reestablish the CAA escrow and Compliance Attorney Agreement to continue the offering.
d.	Any legal expenses in addition to the original Escrow, Company Compliance Agreement setup will be charged to, and be paid by, the Company.

5. Continuity. Should the Original Shareholder(s) become incapacitated or otherwise unable to perform in their capacity as an Insider, be replaced in the Company or leave their position, the Compliance Attorney shall redistribute the voting shares via transfer to the Board of Directors in percentage proportion to the number of board seats and reestablish all proper stock powers to reestablish the Compliance Agreement.

6. Notwithstanding any other provision of this agreement, it is the understanding of the Parties that the Compliance Attorney has no independent duty to investigate any compliance item or conformance therewith, but instead shall rely on the other Parties for monitoring and raising compliance issues.

7. Notice Provisions. Initial Notice must be delivered, to the Company, Advisor and the Compliance Attorney, through a certified letter addressed to the addresses contained in the Compliance Agreement. Upon certification of delivery, the Compliance Attorney will start the 30 day clock.

In concurrence with and acceptance of the foregoing, the parties have executed this Agreement as of the Effective Date:

Spotlight Innovation, Inc. ("Company")

__________________________________
By: Cristopher Grunewald, its CEO
__________________________________
Jonathan Kramer, Compliance Attorney

Elco Securities Ltd.
__________________________________
Isaac Collie, Managing Director

Catwalk Capital, LLC., (the "Advisor")
__________________________________
J. Greig, Principal